Exhibit 99.1

FOR IMMEDIATE RELEASE
POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

Highlights

•Record net sales for Q2 2020 with both overall and base business sales growth of 14%
•Q2 2020 diluted EPS increase of 20% to a record $3.87 or an increase of 23% to $3.72, excluding tax benefits in both periods
•Record cash provided by operations of $221.2 million, an increase of $123.8 million from the first half of 2019
•2020 earnings guidance increased to $6.90 - $7.30 per diluted share or $7.05 - $7.45, excluding non-cash impairments recorded in Q1 2020, from previous $5.30 - $5.90 range or $5.45 - $6.05, excluding impairments
______________________

COVINGTON, LA. (July 23, 2020) – Pool Corporation (Nasdaq/GSM:POOL) today reported record results for the second quarter of 2020.
“The second quarter of 2020 presented a unique opportunity for our business as families continued to search for safe, at-home leisure activities, which drove earlier pool openings and increased demand for a variety of products. We are pleased to announce exceptional results for the quarter, as our team capitalized on the opportunities presented and successfully navigated through a series of unprecedented challenges, while continuing to provide unparalleled service to our customers. As stay-at-home restrictions eased in late April through early May, our business not only rebounded, but accelerated, resulting in record net sales of $1.28 billion for the second quarter of 2020,” said Peter D. Arvan, president and CEO.

“We believe that industry demand remains healthy, which is reflected through reports of significantly more leads and a larger than normal backlog from pool construction and remodel companies. We are confident that our strong balance sheet, ample liquidity and robust supply chain, coupled with disciplined execution from our team, has positioned us to achieve solid results through the second half of the year. Based on our results to date and expectations for the remainder of the year, we are increasing our annual earnings guidance to $6.90 to $7.30 per diluted share, including the impact of year-to-date tax benefits of $0.34 and the $0.15 impact of non-cash impairments recorded in the first quarter of 2020,” commented Arvan. “Excluding the impact of non-cash impairments, we expect 2020 adjusted diluted EPS of $7.05 to $7.45. Our previous 2020 earnings guidance range disclosed in our April 23, 2020 earnings release was $5.30 to $5.90 per diluted share or $5.45 to $6.05, excluding the impact of non-cash impairments.” See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.

In the second quarter of 2020, net sales increased 14% to a record $1.28 billion compared to $1.12 billion in the second quarter of 2019. As families are spending more time at home, our sales have benefited from greater swimming pool demand and usage, resulting in broad sales gains across our product categories and geographies.

Gross profit increased 13% to a record $373.5 million in the second quarter of 2020 from $330.3 million in the same period of 2019. Gross margin decreased 30 basis points to 29.2% in the second quarter of 2020 compared to 29.5% in the second quarter of 2019. Gross margin in the second quarter of 2019 reflected benefits from strategic inventory purchases ahead of vendor pricing increases. In addition, sales of some lower margin, big-ticket items, such as in-ground and above-ground pools and pool equipment, comprised a larger portion of our product mix in the second quarter of 2020 compared to the second quarter of 2019, which, combined with the difficult prior year comparison, resulted in a decline in gross margin between periods.

Selling and administrative expenses (operating expenses) increased 6% to $167.6 million in the second quarter of 2020 compared to $157.8 million in the second quarter of 2019, reflecting an increase in performance-based compensation in the second quarter of 2020. Excluding performance-based compensation in both periods, operating expenses declined 2% due to control measures put in place over a number of discretionary spending categories at the start of the COVID-19 pandemic. As a percentage of net sales, base business operating expenses decreased to 13.0% in the second quarter of 2020 compared to 14.0% in the same period of 2019 as we continue to closely monitor discretionary operating expenses.
Operating income in the second quarter of 2020 increased 19% to $205.9 million compared to $172.5 million in the same period in 2019. Operating margin was 16.1% in the second quarter of 2020 compared to 15.4% in the second quarter of 2019.
We recorded a $6.2 million, or $0.15 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in the quarter ended June 30, 2020, compared to a tax benefit of $7.8 million, or $0.19 per diluted share, realized in the same period of 2019.
Net income increased 20% to $157.6 million in the second quarter of 2020 compared to $131.4 million in the second quarter of 2019. Earnings per share increased 20% to $3.87 per diluted share in the second quarter of 2020 compared to $3.22 in the same period of 2019. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 23% to $3.72 in the second quarter of 2020 compared to $3.03 in the second quarter of 2019.
Net sales for the six months ended June 30, 2020 increased 14% to a record $1.96 billion from $1.72 billion in the six months ended June 30, 2019. Gross margin declined 60 basis points to 28.8% compared to 29.4% in the same period last year, primarily due to benefits from strategic inventory purchases recognized in the first half of 2019.
Operating expenses for the six months ended June 30, 2020 increased 9% compared to the first six months of 2019. In the first quarter of 2020, we recorded impairment charges of $6.9 million, which included $2.5 million from a long-term note, as collectability was impacted by the COVID-19 pandemic, and non-cash goodwill and intangibles impairment charges of $4.4 million, equal to the total goodwill and intangibles carrying amounts of our Australian reporting units. Excluding impairment charges, operating expenses were up 7%, reflecting increases in performance-based compensation, growth-driven freight expenses and greater facility-related costs. See the reconciliation of GAAP to non-GAAP measures in the addendum of this release.
Operating income for the first six months of 2020 increased 14% to a record $241.4 million compared to $210.9 million in the same period last year. Adjusted operating income, excluding non-cash impairments, for the first six months of 2020 increased 18% from the prior year to $248.4 million. Operating margin was 12.3% for the six months ended June 30, 2020 and June 30, 2019. Excluding impairment charges, operating margin increased 40 basis points between periods.
We recorded a $14.2 million, or $0.34 per diluted share, tax benefit from ASU 2016-09 in the six months ended June 30, 2020 compared to a $16.6 million, or $0.40 per diluted share, tax benefit in the same period of 2019.
Net income for the six months ended June 30, 2020 increased 15% to a record $188.5 million compared to $164.0 million for the six months ended June 30, 2019. Adjusted net income for the first six months of 2020, excluding the $6.3 million, or $0.15 per diluted share, impact of non-cash impairments, net of tax, increased 19% to $194.8 million. Earnings per share for the first six months of 2020 increased 15% to $4.62 per diluted share versus $4.02 in the first six months of 2019. Excluding the impact of non-cash impairments, net of tax, adjusted diluted EPS increased 19% over 2019.
On the balance sheet at June 30, 2020, total net receivables, including pledged receivables, increased 9%, driven by our June sales growth. Inventory levels decreased 10% compared to June 30, 2019, reflecting the strong pace of sales in the second quarter of 2020 and the normalization of inventory levels following the sale of strategic inventory purchases included in our prior year inventory balance. Total debt outstanding was $438.8 million at June 30, 2020, a $253.5 million decrease from total debt at June 30, 2019 as we have utilized our operating cash flows to decrease debt balances.

Cash provided by operations was $221.2 million in the first six months of 2020 compared to $97.4 million in the first six months of 2019, an improvement of $123.8 million. The improvement in cash provided by operations primarily reflects an increase in net income, a decline in inventory balances between periods and increases in accrued expenses and other current liabilities, primarily due to deferred tax payments. Adjusted EBITDA (as defined in the addendum to this release) was $270.1 million and $231.6 million for the six months ended June 30, 2020, and June 30, 2019, respectively. Interest expense decreased compared to last year primarily due to lower average debt levels and lower average interest rates.
“I am extremely proud of our POOLCORP team and the resiliency and innovation they have displayed in adapting during this challenging, but successful, swimming pool season. Our employees remain dedicated to safely serving our customers under new operational protocols established in our sales centers. It’s because of their contributions and perseverance that we have been able to achieve our exceptional results in the second quarter,” commented Arvan.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates 378 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including impacts on our business from the COVID-19 pandemic, the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2019 Annual Report on Form 10-K and First Quarter 2020 Quarterly Report on Form 10-Q, each filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$1,280,846	$1,121,328	$1,958,134	$1,718,784
Cost of sales	907,365	791,014	1,395,024	1,213,839
Gross profit	373,481	330,314	563,110	504,945
Percent	29.2%	29.5%	28.8%	29.4%

Selling and administrative expenses	167,624	157,791	314,721	294,036
Impairment of goodwill and other assets	—	—	6,944	—
Operating income	205,857	172,523	241,445	210,909
Percent	16.1%	15.4%	12.3%	12.3%

Interest and other non-operating expenses, net	2,643	6,424	7,432	13,040
Income before income taxes and equity earnings	203,214	166,099	234,013	197,869
Provision for income taxes	45,733	34,778	45,708	33,976
Equity earnings in unconsolidated investments, net	74	69	162	134
Net income	$157,555	$131,390	$188,467	$164,027

Earnings per share:
Basic	$3.94	$3.30	$4.71	$4.14
Diluted	$3.87	$3.22	$4.62	$4.02
Weighted average shares outstanding:
Basic	39,973	39,827	40,049	39,654
Diluted	40,715	40,848	40,837	40,773

Cash dividends declared per common share	$0.58	$0.55	$1.13	$1.00

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,	Change
	2020	2019	$	%

Assets
Current assets:
Cash and cash equivalents	$44,185	$60,694	$(16,509)	(27)%
Receivables, net (1)	144,842	127,260	17,582	14
Receivables pledged under receivables facility	308,563	289,866	18,697	6
Product inventories, net (2)	628,418	694,447	(66,029)	(10)
Prepaid expenses and other current assets	11,139	10,922	217	2
Total current assets	1,137,147	1,183,189	(46,042)	(4)

Property and equipment, net	111,258	113,360	(2,102)	(2)
Goodwill	193,784	188,665	5,119	3
Other intangible assets, net	9,615	11,502	(1,887)	(16)
Equity interest investments	1,274	1,213	61	5
Operating lease assets	183,126	173,854	9,272	5
Other assets	18,593	18,799	(206)	(1)
Total assets	$1,654,797	$1,690,582	$(35,785)	(2)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$346,272	$342,335	$3,937	1%
Accrued expenses and other current liabilities	139,661	81,626	58,035	71
Short-term borrowings and current portion of long-term debt	9,558	23,974	(14,416)	(60)
Current operating lease liabilities	56,625	55,692	933	2
Total current liabilities	552,116	503,627	48,489	10

Deferred income taxes	29,399	28,852	547	2
Long-term debt, net	429,246	668,363	(239,117)	(36)
Other long-term liabilities	29,008	27,191	1,817	7
Non-current operating lease liabilities	128,237	119,380	8,857	7
Total liabilities	1,168,006	1,347,413	(179,407)	(13)
Total stockholders’ equity	486,791	343,169	143,622	42
Total liabilities and stockholders’ equity	$1,654,797	$1,690,582	$(35,785)	(2)%

(1)The allowance for doubtful accounts was $6.0 million at June 30, 2020 and $6.4 million at June 30, 2019.
(2)The inventory reserve was $10.8 million at June 30, 2020 and $9.5 million at June 30, 2019.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2020	2019	Change
Operating activities
Net income	$188,467	$164,027	$24,440
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,993	13,558	435
Amortization	655	713	(58)
Share-based compensation	7,221	6,594	627
Equity earnings in unconsolidated investments, net	(162)	(134)	(28)
Impairment of goodwill and other assets	6,944	—	6,944
Other	3,171	2,558	613
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(229,506)	(206,271)	(23,235)
Product inventories	75,199	(5,380)	80,579
Prepaid expenses and other assets	(677)	4,831	(5,508)
Accounts payable	84,190	97,232	(13,042)
Accrued expenses and other current liabilities	71,705	19,713	51,992
Net cash provided by operating activities	221,200	97,441	123,759

Investing activities
Acquisition of businesses, net of cash acquired	(13,711)	(9,345)	(4,366)
Purchases of property and equipment, net of sale proceeds	(13,031)	(19,193)	6,162
Net cash used in investing activities	(26,742)	(28,538)	1,796

Financing activities
Proceeds from revolving line of credit	318,155	545,834	(227,679)
Payments on revolving line of credit	(504,140)	(657,180)	153,040
Proceeds from asset-backed financing	191,700	176,100	15,600
Payments on asset-backed financing	(71,700)	(54,200)	(17,500)
Payments on term facility	(4,625)	—	(4,625)
Proceeds from short-term borrowings and current portion of long-term debt	10,731	22,687	(11,956)
Payments on short-term borrowings and current portion of long-term debt	(12,918)	(7,881)	(5,037)
Payments of deferred financing costs	(12)	—	(12)
Payments of deferred and contingent acquisition consideration	(281)	(311)	30
Proceeds from stock issued under share-based compensation plans	10,811	12,603	(1,792)
Payments of cash dividends	(45,312)	(39,753)	(5,559)
Purchases of treasury stock	(70,203)	(23,097)	(47,106)
Net cash used in financing activities	(177,794)	(25,198)	(152,596)
Effect of exchange rate changes on cash and cash equivalents	(1,062)	631	(1,693)
Change in cash and cash equivalents	15,602	44,336	(28,734)
Cash and cash equivalents at beginning of period	28,583	16,358	12,225
Cash and cash equivalents at end of period	$44,185	$60,694	$(16,509)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Net sales	$1,276,551	$1,117,922	$4,295	$3,406	$1,280,846	$1,121,328

Gross profit	371,500	329,725	1,981	589	373,481	330,314
Gross margin	29.1%	29.5%	46.1%	17.3%	29.2%	29.5%

Operating expenses	166,068	156,879	1,556	912	167,624	157,791
Expenses as a % of net sales	13.0%	14.0%	36.2%	26.8%	13.1%	14.1%

Operating income (loss)	205,432	172,846	425	(323)	205,857	172,523
Operating margin	16.1%	15.5%	9.9%	(9.5)%	16.1%	15.4%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2020	2019	2020	2019	2020	2019
Net sales	$1,944,855	$1,706,312	$13,279	$12,472	$1,958,134	$1,718,784

Gross profit	558,310	502,333	4,800	2,612	563,110	504,945
Gross margin	28.7%	29.4%	36.1%	20.9%	28.8%	29.4%

Operating expenses (1)	316,941	290,477	4,724	3,559	321,665	294,036
Expenses as a % of net sales	16.3%	17.0%	35.6%	28.5%	16.4%	17.1%

Operating income (loss) (1)	241,369	211,856	76	(947)	241,445	210,909
Operating margin	12.4%	12.4%	0.6%	(7.6)%	12.3%	12.3%
(1)Base business and total include $6.9 million of impairment from goodwill and other assets.

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Master Tile Network LLC (1)	February 2020	4	February - June 2020
W.W. Adcock, Inc. (1)	January 2019	4	January - March 2020 and January - March 2019
Turf & Garden, Inc. (1)	November 2018	4	January 2020 and January 2019
(1)We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first six months of 2020.

December 31, 2019	373
Acquired locations	4
New locations	3
Closed/consolidated locations	(2)
June 30, 2020	378

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt, repurchase shares and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2020	2019	2020	2019
Adjusted EBITDA	$216,632	$182,997	$270,051	$231,558
Add:
Interest and other non-operating expenses, net of interest income	(2,540)	(6,316)	(7,225)	(12,824)
Provision for income taxes	(45,733)	(34,778)	(45,708)	(33,976)
Other	(544)	2,046	3,171	2,558
Change in operating assets and liabilities	33,657	(75,312)	911	(89,875)
Net cash provided by operating activities	$201,472	$68,637	$221,200	$97,441

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2020	2019	2020	2019
Net income	$157,555	$131,390	$188,467	$164,027
Add:
Interest and other non-operating expenses (1)	2,643	6,424	7,432	13,040
Provision for income taxes	45,733	34,778	45,708	33,976
Share-based compensation	3,567	3,335	7,221	6,594
Equity earnings in unconsolidated investments	(74)	(69)	(162)	(134)
Impairment of goodwill and other assets	—	—	6,944	—
Depreciation	6,992	6,909	13,993	13,558
Amortization (2)	216	230	448	497
Adjusted EBITDA	$216,632	$182,997	$270,051	$231,558
(1)Shown net of interest income and includes gains and losses on foreign currency transactions and amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $103 and $108 for the three months ended June 30, 2020 and June 30, 2019, respectively, and $207 and $216 for the six months ended June 30, 2020 and June 30, 2019, respectively. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

2020 Diluted EPS Guidance

We have included adjusted projected 2020 diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure in order to demonstrate the impact of our non-cash impairment charge recorded in the first quarter of 2020 on our projected 2020 diluted EPS and provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2020 diluted EPS should be considered in addition to, not as a substitute for, our projected 2020 diluted EPS presented in accordance with GAAP, and in the context of our other forward-looking and cautionary statements in this press release.

The table below presents a reconciliation of projected 2020 diluted EPS to adjusted projected 2020 diluted EPS.

(Unaudited)	2020 Guidance Range
	Floor	Ceiling
Diluted EPS (1)	$6.90	$7.30
After-tax non-cash impairment charges	0.15	0.15
Adjusted Diluted EPS (1)	$7.05	$7.45

(1)Includes 2020 year-to-date ASU 2016-09 tax benefit of $0.34 per diluted share and does not include potential additional tax benefits.

Adjusted Income Statement Information

We have included adjusted operating income, adjusted net income and adjusted diluted EPS, which are non-GAAP financial measures, in this press release as supplemental disclosures because we believe these measures are useful to investors and others in assessing our year-over-year operating performance. We believe these measures should be considered in addition to, not as a substitute for, operating income, net income, and diluted EPS presented in accordance with GAAP, respectively, and in the context of our other disclosures in this press release. Other companies may calculate these non-GAAP financial measures differently than we do, which may limit their usefulness as comparative measures.

The table below presents a reconciliation of operating income to adjusted operating income.

(Unaudited)	Six Months Ended
(in thousands)	June 30,
2020
Operating income	$241,445
Impairment of goodwill and other assets	6,944
Adjusted operating income	$248,389

The table below presents a reconciliation of net income to adjusted net income.

(Unaudited)	Six Months Ended
(in thousands)	June 30,
2020
Net income	$188,467
Impairment of goodwill and other assets	6,944
Tax impact on impairment of long-term note (1)	(654)
Adjusted net income	$194,757

(1)As described in our April 23, 2020 earnings release, our effective tax rate at March 31, 2020 was a 0.1% benefit. Excluding impairment from goodwill and intangibles and tax benefits from ASU 2016-19 recorded in the first quarter of 2020, our effective tax rate was 25.4%, which we used to calculate the tax impact related to the $2.5 million long-term note impairment.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

(Unaudited)	Six Months Ended
	June 30,
	2020	2019
Diluted EPS	$4.62	$4.02
After-tax non-cash impairment charges	0.15	—
Adjusted diluted EPS excluding after-tax non-cash impairment charges	4.77	4.02
Tax benefit	(0.34)	(0.40)
Adjusted diluted EPS excluding after-tax non-cash impairment charges and tax benefit	$4.43	$3.62